Exhibit 23(d)

                        INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
MSB Bancorp, Inc.


         We consent to incorporation by reference in the registration statement on Form S-4 of MSB Bancorp, Inc. of our report dated January 30, 1996, relating to the consolidated statements of financial condition of MSB Bancorp, Inc. and Subsidiaries as of December 31, 1995 and 1994 and for the years then ended and the related consolidated statements of income, changes in the stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1995, which report is included in the December 31, 1997 annual report on Form 10-K of MSB Bancorp, Inc.


                                            NUGENT & HAEUSSLER, P.C.

April 8, 1998
Newburgh, New York